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Exhibit 99.1

Certification

        Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the "Company"), hereby certifies, to such officer's knowledge, that the Company's Form 10-Q for the quarterly period ended September 30, 2002 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 14, 2002	/s/ F.H. MERELLI Name: F.H. Merelli Title: Chairman of the Board, President and Chief Executive Officer

        The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.

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  Exhibit 99.1